    EXHIBIT 99.1

Shutterstock Reports Fourth Quarter and Full Year 2022 Financial Results

New York, NY - February 9, 2023 - Shutterstock, Inc. (NYSE: SSTK) (the “Company”), a global creative platform for transformative brands and media companies, today announced financial results for the fourth quarter and full year ended December 31, 2022.
Commenting on the Company’s performance, Paul Hennessy, the Company’s Chief Executive Officer, said, “I am delighted to report that Shutterstock achieved record revenues and EBITDA in the fourth quarter. For the full year 2022, we grew revenues by 7% and Adjusted EBITDA by 13% while expanding our Adjusted EBITDA margin to 26.3%. This marks the third consecutive year we have expanded our margins and in turn rewarded our shareholders with an increased dividend.
“Shutterstock has now fully integrated generative AI into our Creative Flow platform across all of our products, sales channels, geographies, and languages, and we have established major AI ecosystem partnerships leveraging our massive content library. I could not be any more excited about the rapid technology change we are experiencing in our industry and Shutterstock’s unique ability to reward our contributors for participating in this historic technology evolution around generative AI.”

Fourth Quarter 2022 highlights as compared to Fourth Quarter 2021:
    Financial Highlights
•Revenue increased 6% to $217.7 million. On a constant currency basis, revenue increased 9%.
•Income from operations decreased 48% to $7.6 million.
•Net income decreased 58% to $7.0 million.
•Adjusted EBITDA increased 49% to $58.3 million.
•Net income per diluted share decreased $0.26 to $0.19.
•Adjusted net income per diluted share increased $0.28 to $1.05.
•Operating cash flows increased 12% to $61.2 million.
•Free cash flow decreased 3% to $45.2 million.

    Key Operating Metrics
•Subscribers increased to 586,000.
•Subscriber revenue increased to $88.8 million.
•Average revenue per customer increased to $341.
•Paid downloads decreased to 42.5 million.
•Revenue per download increased to $4.49.
•Image collection expanded to 600 million images.
•Footage collection expanded to 45 million clips.

Full Year 2022 highlights as compared to Full Year 2021:
Financial Highlights
•Revenue increased 7% to $827.8 million. On a constant currency basis, revenue increased 11%.
•Income from operations decreased 13% to $93.6 million.
•Net income decreased 17% to $76.1 million.
•Adjusted EBITDA increased 13% to $218.1 million.
•Net income per diluted share decreased 15% to $2.08 per share.
•Adjusted net income per diluted share increased 11% to $3.87 per share.

Key Operating Metrics
•Subscriber revenue increased to $346.6 million.
•Paid downloads decreased to 173.3 million.
•Revenue per download increased to $4.40.

SHUTTERSTOCK INVESTOR RELATIONS MICRO SITE
Accessible at content.shutterstock.com/investor-report/index.html.

FOURTH QUARTER RESULTS
Revenue
Fourth quarter revenue of $217.7 million increased $11.9 million or 6% as compared to the fourth quarter of 2021. Revenue generated through our E-commerce sales channel decreased 5% as compared to the fourth quarter of 2021, to $122.3 million, and represented 56% of total revenue in the fourth quarter of 2022. The decline in E-commerce revenue was primarily driven by weakness in customer acquisition, partially offset by revenue generated from Pond5 which was acquired in May 2022. Revenue from our Enterprise sales channel increased 25% as compared to the fourth quarter of 2021, to $95.4 million, and represented 44% of fourth quarter revenue in 2022. The increase in Enterprise revenues was primarily driven by growth in our Computer Vision and multi-asset product offerings, in addition to revenue generated from our acquisitions of Pond5 and Splash News.
On a constant currency basis, revenue increased 9% in the fourth quarter of 2022 as compared to the fourth quarter of 2021. On a constant currency basis, E-commerce revenue decreased by 2% and Enterprise revenues increased by 30% in the fourth quarter of 2022, as compared to 2021. Over 30% of the Company’s revenues are denominated in foreign currencies, many of which have depreciated to historically low values in comparison to the U.S. Dollar.
Net income and net income per diluted share
Net income of $7.0 million decreased $9.8 million as compared to $16.9 million for the fourth quarter in 2021. Net income per diluted share was $0.19, as compared to $0.45 for the same period in 2021. These decreases were driven by an $18.7 million impairment charge of lease and related assets, partially offset by growth in revenue in the fourth quarter of 2022, as compared to the same period in 2021.
Adjusted net income per diluted share, which excludes the impairment of lease and related assets, was $1.05 as compared to $0.77 for the fourth quarter of 2021, an increase of $0.28 per diluted share.
Adjusted EBITDA
Adjusted EBITDA of $58.3 million for the fourth quarter of 2022 increased by $19.1 million, or 49%, as compared to the fourth quarter of 2021, due primarily to increased revenue. The adjusted EBITDA margin of 26.8% for fourth quarter of 2022 increased by 780 basis points, as compared 19.0% in the fourth quarter of 2021.

FULL YEAR RESULTS
Revenue
Full year revenue of $827.8 million increased $54.4 million or 7% as compared to 2021. Revenue generated through our E-commerce sales channel increased 2% as compared to the full year 2021, to $501.4 million and represented 61% of total revenue in 2022. Revenue from our Enterprise sales channel increased 15% as compared to 2021, to $326.4 million and represented 39% of total revenue in 2022.
On a constant currency basis, revenue increased 11% in 2022 as compared to 2021. On a constant currency basis, E-commerce and Enterprise revenues increased by 5% and 20%, respectively, in 2022, as compared to 2021.

Net income and Income per diluted share
Net income of $76.1 million decreased $15.8 million as compared to $91.9 million for the full year 2021. Net income per diluted share was $2.08 as compared to $2.46 for the full year 2021. These decreases were driven primarily by an $18.7 million impairment of lease and related assets, partially offset by growth in revenue in 2022 compared to 2021.
Adjusted net income per diluted share, which excludes the impairment of lease and related assets, was $3.87 as compared to $3.48 for the full year 2021.

Adjusted EBITDA
Adjusted EBITDA of $218.1 million for 2022 increased $25.0 million or 13% as compared to the full year 2021, attributable to growth in revenues partially offset by higher operating expenses associated with our recent acquisitions.
Adjusted EBITDA margin of 26.3% for 2022 increased by 130 basis points, as compared to 25.0% for the full year 2021.

LIQUIDITY
For the full year 2022, our cash and cash equivalents decreased by $198.9 million to $115.2 million at December 31, 2022, as compared with $314.0 million as of December 31, 2021. This decrease was driven by $275.6 million used in investing activities and $79.5 million used in financing activities, partially offset by $158.5 million of net cash provided by our operating activities. Net cash provided by our operating activities was favorably affected by our increased operating income, in addition to changes in the timing of payments pertaining to operating expenses.
Cash used in investing activities primarily consisted of (i) $211.8 million cash used in the acquisitions of Pond5 and Splash News; (ii) capital expenditures of $43.3 million for internal-use software and website development costs, and purchases of software and equipment; and (iii) $16.8 million paid to acquire the rights to distribute certain digital content in perpetuity. Cash used in financing activities primarily consisted of (i) $73.5 million paid in connection with the repurchase of common stock under our share repurchase program; (ii) $34.6 million related to the payment of the quarterly cash dividend; and (iii) $22.6 million paid in settlement of tax withholding obligations related to employee stock-based compensation awards. These amounts were partially offset by a $50.0 million drawdown from our credit facility.
Free cash flow was $98.3 million for the full year 2022, a decrease of $81.0 million from the full year 2021. This change was primarily driven by lower cash flows from operating activities impacted by working capital and timing of cash expenditures.

QUARTERLY CASH DIVIDEND
In December of 2022, the Company paid a cash dividend of $0.24 per common share or $8.6 million and during the year ended December 31, 2022, the Company paid cash dividends of $0.96 per common share, or $34.6 million.
On January 30, 2023, the Board of Directors declared a dividend of $0.27 per share of outstanding common stock, payable on March 16, 2023 to stockholders of record at the close of business on March 2, 2023.

KEY OPERATING METRICS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Subscribers (end of period)(1)	586,000	343,000	586,000	343,000
Subscriber revenue (in millions)(2)	$88.8	$81.4	$346.6	$317.5

Average revenue per customer (last twelve months)(3)	$341	$368	$341	$368
Paid downloads (in millions)(4)	42.5	45.0	173.3	180.0
Revenue per download(5)	$4.49	$4.29	$4.40	$4.16
Content in our collection (end of period, in millions)(6):
Images	600	400	600	400
Footage clips	45	24	45	24
_______________________________________________________________________________________________________________________
Subscribers, Subscriber Revenue and Average Revenue Per Customer from acquisitions are included in these metrics beginning twelve months after the closing of the respective business combination. Accordingly, the metrics include Subscribers, Subscriber revenue, and Average revenue per customer from TurboSquid beginning February 2022 and from PicMonkey beginning September 2022. These metrics exclude the respective customer counts and revenues from our acquisitions of Pond5 and Splash News.
(1) Subscribers is defined as those customers who purchase one or more of our monthly recurring products for a continuous period of at least three months, measured as of the end of the reporting period.
(2) Subscriber revenue is defined as the revenue generated from subscribers during the period.
(3) Average revenue per customer is calculated by dividing total revenue for the last twelve-month period by customers. Customers is defined as total active, paying customers that contributed to total revenue over the last twelve-month period.
(4) Paid downloads is the number of downloads that our customers make in a given period of our content. Paid downloads exclude content related to custom content, downloads of content that are offered to customers for no charge, including our free image of the week and downloads associated with our Computer Vision offering.
(5) Revenue per download is the amount of revenue recognized in a given period divided by the number of paid downloads in that period excluding revenue from custom content, revenue that is not derived from or associated with content licenses and revenue associated with our Computer Vision offering.
(6) Content in our collection represents approved images (photographs, vectors and illustrations) and footage (in number of clips) in our library at the end of the period. This metric excludes content that is not uploaded directly to our site but is available for license by our customers through an application program interface, custom content and certain content that may be licensed for editorial use only. Prior to December 31, 2022, this metric only included approved images and footage clips in our library on shutterstock.com at the end of the period.

2023 GUIDANCE
The Company’s current expectations for the full year 2023 are as follows:

•Revenue of $836 million to $853 million, representing annual growth of 1% to 3%.
•Adjusted EBITDA of between $220 million to $228 million.
•Adjusted net income per diluted share of between $3.90 to $4.05.

NON-GAAP FINANCIAL MEASURES
To supplement Shutterstock’s consolidated financial statements presented in accordance with the accounting principles generally accepted in the United States, or GAAP, Shutterstock’s management considers certain financial measures that are not prepared in accordance with GAAP, collectively referred to as non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow.
Shutterstock defines adjusted EBITDA as net income adjusted for depreciation and amortization, non-cash equity-based compensation, impairment of lease and related assets, foreign currency transaction gains and losses, severance costs associated with strategic workforce optimizations, interest income and expense and income taxes; adjusted EBITDA margin as the ratio of adjusted EBITDA to revenue; adjusted net income as net income adjusted for the impact of non-cash equity-based compensation, amortization of acquisition-related intangible assets, impairment of lease and related assets, severance costs associated with strategic workforce optimizations and the estimated tax impact of such adjustments; adjusted net income per diluted share as adjusted net income divided by weighted average diluted shares; revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) as the increase in current period revenues over prior period revenues, utilizing fixed exchange rates for translating foreign currency revenues for all periods in the comparison; billings as revenue adjusted for the change in deferred revenue, excluding deferred revenue acquired through business combinations; and free cash flow as cash provided by operating activities, adjusted for capital expenditures, and content acquisition. These figures have not been calculated in accordance with GAAP and should be considered only in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. Shutterstock cautions investors that non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.
Shutterstock’s management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow are useful to investors because these measures enable investors to analyze Shutterstock’s operating results on the same basis as that used by management. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share provide useful information to investors about the performance of the Company’s overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to Shutterstock’s underlying operating performance; and revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) provides useful information to investors by eliminating the effect of foreign currency fluctuations that are not directly attributable to Shutterstock’s operating performance. Management also believes that providing these non-GAAP financial measures enhances the comparability for investors in assessing Shutterstock’s financial reporting. Shutterstock’s management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in internal-use software and website development costs to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis for making resource allocation decisions.
Shutterstock’s management also uses the non-GAAP financial measures adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow, in conjunction with GAAP financial measures, as an integral part of managing the business and to, among other things: (i) monitor and evaluate the performance of Shutterstock’s business operations, financial performance and overall liquidity; (ii) facilitate management’s internal comparisons of the historical operating performance of its business operations; (iii) facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of Shutterstock’s management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
Reconciliations of the differences between adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings, free cash flow, and the most comparable financial measures calculated and presented in accordance with

GAAP, are presented under the headings “Reconciliation of Non-GAAP Financial Information to GAAP” and “Supplemental Financial Data” immediately following the Consolidated Balance Sheets.
We do not provide a reconciliation of adjusted EBITDA guidance to net income guidance or a reconciliation of adjusted net income per diluted share guidance to net income per diluted share guidance, because we are unable to calculate with reasonable certainty the impact of potential future transactions, including, but not limited to, capital structure transactions, restructuring, acquisitions, divestitures or other events and asset impairments, without unreasonable effort. These amounts depend on various factors and could have a material impact on net income and net income per diluted share, but may be excluded from adjusted EBITDA and adjusted net income per diluted share. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

EARNINGS TELECONFERENCE INFORMATION
The Company will discuss its fourth quarter and full year financial results during a teleconference today, February 9, 2023, at 8:30 AM Eastern Time. The conference call is being webcast live at the Company's website at http://investor.shutterstock.com/. The webcast is listen-only. Those interested in participating in the question-and-answer session should register using the link below.
Participants may register for the call here (https://register.vevent.com/register/BI39566d7a92534da8862f240e88561119) to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).
A webcast replay of the call will be available on the Company's website beginning on February 9, 2023 at approximately 10:30 AM Eastern Time.

ABOUT SHUTTERSTOCK
Shutterstock, Inc. (NYSE: SSTK), is a global creative platform for transformative brands and media companies. Directly and through its group subsidiaries, Shutterstock’s comprehensive collection includes high-quality licensed photographs, vectors, illustrations, 3D models, videos and music. Working with its growing community of over 2 million contributors, Shutterstock adds hundreds of thousands of images each week, and currently has 600 million images and 45 million video clips available.
Headquartered in New York City, Shutterstock has offices around the world and customers in more than 150 countries. The Company also owns Splash News, an entertainment news agency for newsrooms and media companies worldwide; Pond5, one of the world’s largest video marketplaces, TurboSquid, one of the world’s largest 3D content marketplaces; PicMonkey, an online graphic design and image editing platform; Offset, a high-end image collection; Shutterstock Studios, an end-to-end custom creative shop; PremiumBeat, a curated royalty-free music library; Shutterstock Editorial, a premier source of editorial images and videos for the world’s media; and Bigstock, a value-oriented stock media offering.
For more information, please visit www.shutterstock.com and follow Shutterstock on Twitter and on Facebook.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly in the discussion under the caption “2023 Guidance.” All statements other than statements of historical fact are forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding guidance, industry prospects, future business, future results of operations or financial condition, new or planned features, products or services, management strategies and our competitive position. You can identify forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “predict,” “project,” “seek,” “potential,” “opportunities” and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements contained herein. Such risks and uncertainties include, among others, those discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in other documents that the Company may file from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, Shutterstock’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The forward-looking statements contained in this press release are made only as of this date and Shutterstock assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Relations Contact	Press Contact
Chris Suh	Srey Dasgupta
ir@shutterstock.com	press@shutterstock.com
646-257-4825	917-563-4991

Shutterstock, Inc.
Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Revenue	$217,726	$205,783	$827,826	$773,415

Operating expenses:
Cost of revenue	87,925	78,436	314,306	277,659
Sales and marketing	47,819	62,605	203,154	204,878
Product development	17,112	15,725	65,434	52,014
General and administrative	38,559	34,423	132,644	130,758
Impairment of lease and related assets	18,664	—	18,664	—
Total operating expenses	210,079	191,189	734,202	665,309
Income from operations	7,647	14,594	93,624	108,106
Other income / (expense), net	862	(482)	(2,587)	(3,370)
Income before income taxes	8,509	14,112	91,037	104,736
Provision for income taxes	1,463	(2,774)	14,934	12,853
Net income	$7,046	$16,886	$76,103	$91,883

Earnings per share
Basic	$0.20	$0.46	$2.11	$2.52
Diluted	$0.19	$0.45	$2.08	$2.46

Weighted average common shares outstanding:
Basic	35,821	36,507	36,042	36,509
Diluted	36,147	37,438	36,546	37,324

Shutterstock, Inc.
Consolidated Balance Sheets
(In thousands, except par value amount)
(unaudited)

	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$115,154	$314,017
Accounts receivable, net of allowance of $5,830 and $1,910	67,249	47,707
Prepaid expenses and other current assets	33,268	26,491
Total current assets	215,671	388,215
Property and equipment, net	54,548	48,074
Right-of-use assets	17,593	34,570
Intangibles assets, net	173,087	123,822
Goodwill	381,920	219,816
Deferred tax assets, net	16,533	10,512
Other assets	21,832	26,701
Total assets	$881,184	$851,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,183	$10,092
Accrued expenses	89,387	99,529
Contributor royalties payable	38,649	29,004
Deferred revenue	187,070	180,979
Debt	50,000	—
Other current liabilities	11,445	14,180
Total current liabilities	383,734	333,784
Deferred tax liability, net	4,465	2,781
Lease liabilities	35,611	36,966
Other non-current liabilities	9,892	9,697
Total liabilities	433,702	383,228
Commitment and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 39,605 and 39,209 shares issued and 35,829 and 36,417 shares outstanding as of December 31, 2022 and December 31, 2021, respectively	396	392
Additional paid-in capital	391,482	376,537
Treasury stock, at cost; 3,776 and 2,792 shares as of December 31, 2022 and December 31, 2021, respectively	(200,008)	(127,196)
Accumulated other comprehensive loss	(15,439)	(10,788)
Retained earnings	271,051	229,537
Total stockholders’ equity	447,482	468,482
Total liabilities and stockholders’ equity	$881,184	$851,710

Shutterstock, Inc.
Consolidated Statements of Cash Flows
(In thousands, except par value amount)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,046	$16,886	$76,103	$91,883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,636	15,040	68,470	48,771
Deferred taxes	(3,713)	(2,191)	(10,587)	(1,771)
Non-cash equity-based compensation	11,782	9,540	35,740	36,179
Impairment of lease and related assets	18,664	—	18,664	—
Bad debt expense	2,704	(45)	3,697	137
Changes in operating assets and liabilities:
Accounts receivable	(16,564)	(2,465)	(22,105)	(4,093)
Prepaid expenses and other current and non-current assets	3,689	(1,715)	532	(13,184)
Accounts payable and other current and non-current liabilities	8,599	9,805	(24,328)	34,444
Contributor royalties payable	2,536	(302)	7,772	898
Deferred revenue	7,783	9,961	4,493	23,108
Net cash provided by operating activities	$61,162	$54,514	$158,451	$216,372

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(10,374)	(6,958)	(43,296)	(28,125)
Business combination, net of cash acquired	—	163	(211,843)	(181,609)
Asset acquisitions	(1,750)	(199)	(3,417)	(31,639)
Acquisition of content	(5,630)	(984)	(16,821)	(8,874)
Security deposit (payment) / release	109	(53)	(173)	(191)
Net cash used in investing activities	$(17,645)	$(8,031)	$(275,550)	$(250,438)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	130	1,810	2,148
Cash paid related to settlement of employee taxes related to RSU vesting	(625)	(1,453)	(22,601)	(22,726)
Payment of cash dividends	(8,585)	(7,651)	(34,589)	(30,651)
Proceeds from credit facility	—	—	50,000	—
Repurchase of treasury shares	—	(22,322)	(73,488)	(26,493)
Payment of debt issuance costs	—	—	(619)	—
Net cash used in financing activities	$(9,210)	$(31,296)	$(79,487)	$(77,722)

Effect of foreign exchange rate changes on cash	4,603	(1,749)	(2,277)	(2,769)
Net increase / (decrease) in cash, cash equivalents and restricted cash	38,910	13,438	(198,863)	(114,557)

Cash, cash equivalents and restricted cash, beginning of period	76,244	300,579	314,017	428,574
Cash, cash equivalents and restricted cash, end of period	$115,154	$314,017	$115,154	$314,017

Supplemental Disclosure of Cash Information:
Cash paid for income taxes	$3,968	$4,281	$23,444	$19,092
Cash paid for interest	571	—	1,045	—

Shutterstock, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In thousands, except per share information)
(unaudited)
Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), billings and free cash flow are not financial measures prepared in accordance with United States generally accepted accounting principles (GAAP). Such non-GAAP financial measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP. Investors are cautioned that non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$7,046	$16,886	$76,103	$91,883
Add / (less) Non-GAAP adjustments:
Depreciation and amortization	18,636	15,040	68,470	48,771
Non-cash equity-based compensation	11,782	9,540	35,740	36,179
Impairment of lease and related assets	18,664	—	18,664	—
Other adjustments, net (1)	714	482	4,163	3,370
Provision for income taxes	1,463	(2,774)	14,934	12,853
Adjusted EBITDA	$58,305	$39,174	$218,074	$193,056
Adjusted EBITDA margin	26.8%	19.0%	26.3%	25.0%
____________________________________________________________________________________________________________________
(1)Other adjustments, net includes unrealized foreign currency transaction gains and losses, severance costs associated with strategic workforce optimizations and interest income and expense.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$7,046	$16,886	$76,103	$91,883
Add / (less) Non-GAAP adjustments:
Non-cash equity-based compensation	11,782	9,540	35,740	36,179
Tax effect of non-cash equity-based compensation (2)	(2,768)	(2,242)	(8,397)	(8,502)
Acquisition-related amortization expense (3)	8,078	6,081	29,302	13,334
Tax effect of acquisition-related amortization expense (2)	(1,898)	(1,429)	(6,886)	(3,133)
Impairment of lease and related assets	18,664	—	18,664	—
Tax effect of impairment of lease and related assets(2)	(4,199)	—	(4,199)	—
Other	1,576	—	1,576	—
Tax effect of other(2)	(355)	—	(355)	—
Adjusted net income	$37,926	$28,836	$141,548	$129,761

Net income per diluted share	$0.19	$0.45	$2.08	$2.46
Adjusted net income per diluted share	$1.05	$0.77	$3.87	$3.48
Weighted average diluted shares	36,147	37,438	36,546	37,324
____________________________________________________________________________________________________________________
(2)Statutory tax rates are used to calculate the tax effect of the adjustments.
(3)Of these amounts, $7.5 million and $5.3 million are included in cost of revenue for the three months ended December 31, 2022 and 2021, respectively, and $27.0 million and $10.2 million are included in cost of revenue for the years ended December 31, 2022 and 2021, respectively. The remainder of acquisition-related amortization expense is included in general and administrative expense in the Statement of Operations.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total Revenues	$217,726	$205,783	$827,826	$773,415

Revenue growth	6%	14%	7%	16%
Revenue growth on a constant currency basis	9%	15%	11%	15%

E-commerce revenues	$122,332	$129,390	$501,384	$490,212
Revenue growth: E-commerce	(5)%	16%	2%	19%
Revenue growth: E-commerce on a constant currency basis	(2)%	17%	5%	16%

Enterprise revenues	$95,394	$76,393	$326,442	$283,203
Revenue growth: Enterprise	25%	10%	15%	11%
Revenue growth: Enterprise on a constant currency basis	30%	11%	20%	10%

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$61,162	$54,514	$158,451	$216,372
Capital expenditures	(10,374)	(6,958)	(43,296)	(28,125)
Content acquisition	(5,630)	(984)	(16,821)	(8,874)
Free cash flow	$45,158	$46,572	$98,334	$179,373

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
E-commerce revenue	$122,332	$129,390	$501,384	$490,212
Enterprise revenue	$95,394	$76,393	$326,442	$283,203
Total revenue	$217,726	$205,783	$827,826	$773,415

Change in total deferred revenue(1)	$12,686	$9,359	$2,386	$22,161
Total billings	$230,412	$215,142	$830,212	$795,576
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(1) Change in total deferred revenue excludes deferred revenue acquired through business combinations.

Shutterstock, Inc.
Supplemental Financial Data
(unaudited)

 Historical Operating Metrics

	Three Months Ended
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Subscribers (end of period, in thousands) (1)	586	607	368	359	343	336	321	306
Subscriber revenue (in millions) (2)	$88.8	$87.7	$84.7	$85.4	$81.4	$81.5	$78.1	$76.5

Average revenue per customer (last twelve months) (3)	$341	$329	$359	$355	$368	$361	$356	$342
Paid downloads (in millions) (4)	42.5	42.8	43.4	44.6	45.0	44.3	44.9	45.8
Revenue per download (5)	$4.49	$4.43	$4.46	$4.22	$4.29	$4.20	$4.17	$3.96
Content in our collection (end of period, in millions): (6)
Images	600	424	415	405	400	390	380	370
Footage clips	45	27	26	25	24	23	22	21
Subscribers, Subscriber Revenue and Average Revenue Per Customer from acquisitions are included in these metrics beginning twelve months after the closing of the respective business combination. Accordingly, the metrics include Subscribers, Subscriber revenue, and Average revenue per customer from TurboSquid beginning February 2022 and from PicMonkey beginning September 2022. These metrics exclude the respective customer counts and revenues from our acquisitions of Pond5 and Splash News.
(1) Subscribers is defined as those customers who purchase one or more of our monthly recurring products for a continuous period of at least three months, measured as of the end of the reporting period.
(2) Subscriber revenue is defined as the revenue generated from subscribers during the period.
(3) Average revenue per customer is calculated by dividing total revenue for the last twelve-month period by customers. Customers is defined as total active, paying customers that contributed to total revenue over the last twelve-month period.
(4) Paid downloads is the number of downloads that our customers make in a given period of our content. Paid downloads exclude content related to custom content, downloads of content that are offered to customers for no charge, including our free image of the week and downloads associated with our Computer Vision offering.
(5) Revenue per download is the amount of revenue recognized in a given period divided by the number of paid downloads in that period excluding revenue from custom content, revenue that is not derived from or associated with content licenses and revenue associated with our Computer Vision offering.
(6) Content in our collection represents approved images (photographs, vectors and illustrations) and footage (in number of clips) in our library at the end of the period. This metric excludes content that is not uploaded directly to our site but is available for license by our customers through an application program interface, custom content and certain content that may be licensed for editorial use only. Prior to December 31, 2022, this metric only included approved images and footage clips in our library on shutterstock.com at the end of the period.

Equity-Based Compensation by expense category

	Three Months Ended
($ in thousands)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Cost of revenue	$160	$173	$156	$78	$54	$(49)	$194	$164
Sales and marketing	1,426	1,503	1,629	928	857	638	926	467
Product development	3,085	2,957	2,557	1,781	2,017	1,675	1,799	1,229
General and administrative	7,111	4,455	2,702	5,039	6,612	6,479	6,767	6,350
Total non-cash equity-based compensation	$11,782	$9,088	$7,044	$7,826	$9,540	$8,743	$9,686	$8,210

Depreciation and Amortization by expense category

	Three Months Ended
($ in thousands)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Cost of revenue	$17,341	$16,856	$15,172	$13,759	$13,682	$11,343	$8,214	$8,311
General and administrative	1,295	1,404	1,338	1,305	1,358	2,146	1,937	1,780
Total depreciation and amortization	$18,636	$18,260	$16,510	$15,064	$15,040	$13,489	$10,151	$10,091